CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A of the Shepherd Street Equity Fund, a series of The Shepherd Street Funds, Inc., of our report dated October 26, 2004 on the financial statements and financial highlights included in the September 30, 2004 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.



                                       /s/  BRIGGS, BUNTING & DOUGHERTY, LLP
                                            BRIGGS, BUNTING & DOUGHERTY, LLP


PHILADELPHIA, PENNSYLVANIA
NOVEMBER 29, 2004